Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Charlotte Russe Sales Rose 21.9% With Comparable Store Sales Increase of 7.4% for the Charlotte Russe Stores

•	Diluted EPS From Continuing Operations of 51 Cents was 59.4% Improvement Over 32-cent Result in Same Quarter Last Year

•	Full Year Diluted EPS From Continuing Operations of $1.50 was 114% Improvement Over 70-cent Result Last Year

•	Opened 40 New Charlotte Russe Stores in Fiscal 2006 And Projecting at Least 50 Openings for Fiscal 2007

•	Results Include Additional Week as Fiscal 2006 was a 53-week Year

SAN DIEGO, California, November 9, 2006 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the fourth quarter of fiscal 2006 ended September 30, 2006.

Mark Hoffman, Chief Executive Officer, remarked: “Consistent with our earlier announcement on September 6th, we enjoyed a strong and successful back-to-school season through September. Charlotte Russe comparable store sales rose 7.4% during the quarter as our Charlotte Russe stores continued to regain market share in the junior fast-fashion retail sector. For fiscal 2006, Charlotte Russe comparable store sales rose 15.3% and we reported record diluted earnings of $1.50 per share from continuing operations. The rebuilding of our average store volumes has improved operating margin from continuing operations to 8.7% of sales during fiscal 2006 from 5.2% last year.”

“With the disposition of the Rampage stores during the past quarter, we are now focused on driving the performance of our Charlotte Russe stores. The success in 2006 is attributable to improvements in merchandise assortments, which were driven in part by our realignment of merchandising management and capital investment in information systems. I believe that these will continue to drive our future business. The diluted earnings of $1.50 per share becomes our new benchmark from which to measure our future opportunity while we also seek to leverage our strong, debt-free balance sheet with over $90 million in cash.”

Mr. Hoffman continued, “In fiscal 2006, our comparable store sales increased at a rapid rate. Beginning with the first quarter of fiscal 2007, we will anniversary that strong comparable store sales growth. As a result, we would expect comparable store sales to moderate to low single-digit levels during fiscal 2007. Our strategies include an expectation to achieve 10.0% or better operating margins in the next 12-18 months; and, we are well positioned to achieve improved earnings with low single-digit comp’s and the contribution from the 50 or more new stores per year.”

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

“The calendar shift caused by having a 53rd week in fiscal 2006, something that happens about every 6 years under the retail fiscal calendar, will have the effect of transferring the week between Christmas and New Years Day into the first quarter of fiscal 2007. This important week of holiday selling will add to our first quarter performance, but it will detract from the second quarter. We feel that these two quarters should be viewed together; therefore, we are providing investors with financial guidance for the next two fiscal quarters.”

“Assuming no significant change in the overall retailing environment,” Hoffman added, “we would guide investors to expect low single-digit comparable store sales increases during the first two quarters of fiscal 2007 with combined diluted earnings per share from continuing operations of 64 to 70 cents compared to 61 cents per share during the first half of fiscal 2006.”

“I would remind you that last year we recognized a $2.0 million cumulative pre-tax adjustment for gift card income (5-cent impact on diluted earnings per share) that will not recur in fiscal 2007. Individually, we look for first quarter diluted EPS from continuing operations ranging from 54 to 57 cents, as compared to 39 cents for the first quarter last year, while the second quarter would range from 10 to 13 cents, as compared to 22 cents for the second quarter last year,” Mr. Hoffman concluded.

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after November 9, 2006. Management does not expect to report on its first quarter financial performance, or to comment on it to the investment community, until after the financial results for the first quarter have been released on or about January 25, 2007.

The financial results included in this release for fiscal 2006 are unaudited. The complete audited financial statements will be included in the company’s annual report on Form 10-K to be filed with the SEC on or before December 14, 2006.

Reclassification of Rampage Results:

Due to the disposition of the Rampage stores in the fourth quarter of fiscal 2006, the financial statements have been reclassified to reflect all Rampage stores as a discontinued business. Specifically, we have segregated the sales and direct and incremental operating expenses for the Rampage stores and shown the impact on an after-tax basis. In accordance with generally accepted accounting principles, all prior periods have been reclassified under the same methodology.

The full year amounts also reflect the impact of the $22.5 million pre-tax non-cash impairment charge, or $13.6 million on an after-tax basis, related to the Rampage stores that was taken in the second quarter ended March 2006, as well as the $21.5 million pre-tax gain, or $12.9 million on an after-tax basis, related to the disposition of these stores in the fourth quarter ended September 2006.

Financial Results:

With respect to continuing operations, net sales for the fourth quarter increased 21.9% to $188.6 million from $154.7 million for the fourth quarter last year, and comparable store sales at the Charlotte Russe stores increased 7.4% during the quarter, compared to an increase of 10.6% for the fourth quarter of fiscal 2005. While inclusion of the 53rd week did not impact the comparable store sales calculation, we estimate that it added $11.5 million of additional sales from continuing operations in 2006. Excluding the extra week, net sales during the fourth quarter rose 14.4% over the same quarter last year.

With respect to continuing operations, net sales for fiscal 2006 increased 33.3% to $681.5 million from $511.3 million for last year, and comparable store sales at the Charlotte Russe stores increased 15.3% during fiscal 2006, compared to an increase of 0.3% for fiscal 2005. Excluding the extra week, net sales during fiscal 2006 rose 31.1% over last year.

Income from continuing operations before income taxes for the fourth quarter was $21.0 million as compared to $12.5 million for the same quarter last year. Income from continuing operations increased 62.9% to $12.7 million from $7.8 million during the same quarter last year. In fiscal 2006, inclusion of the 53rd week was estimated to contribute an additional $3.7 million to operating income from continuing operations, or approximately $2.4 million on an after-tax basis. Excluding the extra week, income from continuing operations during the fourth quarter rose 32.1% over the same quarter last year.

Diluted earnings per share from continuing operations of 51 cents for the quarter compared to 32 cents for the same quarter of the prior year, an increase of 59.4%. Inclusion of the 53rd week was estimated to contribute 9 cents to diluted earnings per share from continuing operations in 2006. Excluding the extra week, diluted earnings per share from continuing operations during the fourth quarter rose 31.3% over the same quarter last year. Included in the quarterly results last year was a $0.6 million pre-tax charge associated with the settlement of a lawsuit which impacted earnings per share from continuing operations by 2 cents.

Income from continuing operations before income taxes for fiscal 2006 was $61.6 million as compared to $27.0 million for last year. Income from continuing operations increased 121% to $37.2 million from $16.8 million during last year. Excluding the extra week, income from continuing operations during fiscal 2006 rose 107% over last year.

Diluted earnings per share from continuing operations of $1.50 for fiscal 2006 compared to 70 cents for the prior year, an increase of 114%. Excluding the extra week, diluted earnings per share from continuing operations during fiscal 2006 rose 101% over last year.

Additional Information:

In order to assist in the understanding of the Company’s historical financial reporting between continuing and discontinued operations, the following information is being provided. The impairment charge taken in Q2 of fiscal 2006 and the gain on disposition in Q4, are included in the amounts shown below. Due to roundings, some full year amounts may not agree with the sum of their quarterly amounts:

CONTINUING OPERATIONS:

Fiscal 2005 –	Q1	$4.6 million income, $0.19 per share

	Q2	$0.8 million income, $0.03 per share

	Q3	$3.6 million income, $0.15 per share

	Q4	$7.8 million income, $0.32 per share

	Year	$16.8 million income, $0.70 per share

Fiscal 2006 –	Q1	$9.5 million income, $0.39 per share

	Q2	$5.5 million income, $0.22 per share

	Q3	$9.5 million income, $0.38 per share

	Q4	$12.7 million income, $0.51 per share

	Year	$37.2 million income, $1.50 per share

DISCONTINUED OPERATIONS:

Fiscal 2005 –	Q1	$2.4 million loss, $0.10 loss per share

	Q2	$1.5 million loss, $0.06 loss per share

	Q3	$0.3 million loss, $0.01 loss per share

	Q4	$1.7 million loss, $0.07 loss per share

	Year	$6.0 million loss, $0.25 loss per share

Fiscal 2006 –	Q1	$2.4 million loss, $0.10 loss per share

	Q2	$17.5 million loss (including $13.6 million impairment charge), $0.71 loss per share (including $0.55 impairment charge)

	Q3	$3.6 million loss, $0.14 loss per share

	Q4	$11.6 million income (including $12.9 million gain on disposition), $0.46 income per share (including $0.52 gain on disposition)

	Year	$12.0 million loss, $0.49 loss per share

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In an effort to provide investors with additional information regarding the Company’s results we sometimes use “non-GAAP” measures, as defined by the Securities and Exchange Commission. Our non-GAAP measures include percentage changes in sales, income from continuing operations and diluted earnings per share from continuing operations excluding the extra 53rd week in fiscal 2006. Non-GAAP financial measures in this press release are generally accompanied by the most directly comparable GAAP financial measure. The differences between the GAAP and non-GAAP measures are reconciled in the text of the press release. The Company presents “non-GAAP” financial measures when it believes such measures will be useful to investors in evaluating the Company’s financial performance. Importantly, the Company believes non-GAAP measures should be considered in addition to, and not in lieu of, GAAP measures. These non-GAAP measures may be different from non-GAAP measures used by other companies.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At September 30, 2006 the Company operated 387 stores in 43 states and Puerto Rico. The Company expects to open at least 50 new Charlotte Russe stores in fiscal 2007.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, PIN: 7656299.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated growth strategies and projected store closings, conversions and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Net sales	$188,554	$154,714	$681,504	$511,259
Cost of goods sold	133,300	111,625	491,664	377,233

Gross profit	55,254	43,089	189,840	134,026
Selling, general & administrative expenses	35,359	30,789	130,803	107,656

Operating income	19,895	12,300	59,037	26,370
Interest income, net	1,212	301	2,858	868
Other charges	(77)	(62)	(269)	(261)

Income from continuing operations before income taxes	21,030	12,539	61,626	26,977
Income tax expense	8,348	4,755	24,465	10,170

Income from continuing operations	12,682	7,784	37,161	16,807
Discontinued Operations:
Loss from operations, net of tax	(1,376)	(1,697)	(11,403)	(6,006)
Impairment charges, net of tax	—	—	(13,568)	—
Gain on disposition, net of tax	12,948	—	12,948	—

Income (loss) on discontinued operations	11,572	(1,697)	(12,023)	(6,006)

Net income	$24,254	$6,087	$25,138	$10,801

Earnings (loss) per share – basic:
Continuing operations	$0.55	$0.35	$1.65	$0.76
Discontinued operations	0.50	(0.07)	(0.53)	(0.27)

Earnings per basic share	$1.05	$0.28	$1.12	$0.49

Earnings (loss) per share – diluted:
Continuing operations	$0.51	$0.32	$1.50	$0.70
Discontinued operations	0.46	(0.07)	(0.49)	(0.25)

Earnings per diluted share	$0.97	$0.25	$1.01	$0.45

Basic weighted average shares outstanding	23,003	22,030	22,560	21,995
Diluted weighted average shares outstanding	25,102	24,197	24,789	24,062

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	September 30, 2006	September 24, 2005
ASSETS
Cash and cash equivalents	$90,229	$33,629
Inventories	44,864	45,133
Other current assets	11,382	11,092
Deferred tax assets	6,010	7,450
Current assets – discontinued operations	—	13,018

Total current assets	152,485	110,322
Fixed assets, net	177,578	164,625
Goodwill	28,790	28,790
Other assets	666	591
Long-term assets – discontinued operations	—	24,808

Total assets	$359,519	$329,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$24,419	$27,424
Accounts payable, other	8,163	6,777
Accrued payroll and related expense	6,908	3,172
Income and sales taxes payable	5,648	3,096
Other current liabilities	10,003	9,787
Current liabilities – discontinued operations	—	8,397

Total current liabilities	55,141	58,653
Deferred rent	97,774	91,341
Other liabilities	—	45
Deferred tax liabilities	150	1,440
Long-term liabilities – discontinued operations	—	10,547

Total liabilities	153,065	162,026
Total stockholders’ equity	206,454	167,110

Total liabilities and stockholders’ equity	$359,519	$329,136

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc

858-490-2430/